Exhibit 99.1

Orient Paper, Inc. Announces Preliminary Results for the Third Quarter 2014

BAODING, China, Nov. 3, 2014 /PRNewswire/ — Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced its preliminary unaudited financial results for the third quarter ended September 30, 2014. The Company will file its Form 10-Q with the Securities and Exchange Commission and will announce its full unaudited financial results for the third quarter ended September 30, 2014 after market closes on November 13, 2014.

Preliminary Third Quarter 2014 Selected Unaudited Financial Results Highlights

	3Q13	3Q14	Change
Revenue (US$ million)	37.7	40.8	+8.2%
Sales volume (tonnes)

- Regular Corrugating Medium Paper* ("Regular CMP")	66,472	68,876	+3.6%

- Light-Weight CMP**	-	13,341	N/A

- Offset Printing Paper	17,259	15,791	-8.5%

Average selling price/tonne ("ASP") (US$)

- Regular Corrugating Medium Paper* ("Regular CMP")	$367	$355	-3.3%

- Light-Weight CMP**	-	$369	N/A

- Offset Printing Paper	$679	$687	+1.2%
Gross profit (US$ million)	8.4	6.4	-23.8%
Net income (US$ million)	5.5	3.4	-38.2%
EPS (US$)	0.30	0.18	-40.0%

*Products from PM6 only
**Products of 60 gram/square meter from PM1 only

Key Highlights for Third Quarter 2014

•	Monthly utilization rate of PM6 remained stable throughout Q3 at approximately 76%

•	Thanks to contribution from the PM1 Light-Weight CMP, total CMP Revenue increased 20% YoY, but gross profit declined due to declining ASP and higher cost of sales

•	Digital photo paper production lines have been disassembled and relocation to the new workshop at Xushui Mill Annex started after September 30, 2014

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, "Our results this quarter reflect a mix of solid execution against a backdrop of challenging industry conditions. Revenue was up, we maintained high utilization of PM6, and made progress on relocating the digital photo paper lines. Light-weight CMP continues to make a solid revenue contribution, and we continue to prepare to enter the tissue paper market as we construct our lines at the Wei County Industrial Park."

Mr. Liu continued, "Despite that solid execution, industry conditions remain challenging, causing our gross margin and net income to decline. Pricing is a bit soft, while our cost of raw material was up 17%. In addition, we will be impacted in the fourth quarter by the mandated production halt associated with the APEC conference in Beijing. Obviously industry conditions are out of our control, but we will continue to focus on executing on those elements of our business under our control."

Conference Call

Orient Paper's management will host a conference call at 8:30 am US Eastern Time (5:30 am US Pacific Time/9:30 pm Beijing Time) on Friday, November 14, 2014, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China: 400-120-0654
Hong Kong: 800-906-606
United States: 1-855-500-8701
International: +65-6723-9385
Passcode: 3054 1227

A replay of this conference call will be available by dialing:

China: 400-632-2162 / 800-870-0205
Hong Kong: 800-963-117
United States: 1-855-452-5696
International: +61-2-9003-4211
Passcode: 3054 1227

The replay will be archived for fourteen days following the earnings announcement until November 28, 2014.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

2

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper-based), offset printing paper, and other paper products, including digital photo paper and household/tissue paper that the Company is currently expanding into.

With production operations based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, Orient Paper has been listed on the NYSE MKT Board with the ticker symbol "ONP" since December 2009. (Please visit http://www.orientpaperinc.com)

3